EXHIBIT (a)(5)(ii)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Tender Offer Statement pertaining to New York & Company, Inc.’s offer to exchange certain outstanding options to purchase common stock, of our reports dated March 18, 2009, with respect to the consolidated financial statements of New York & Company, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of New York & Company, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended January 31, 2009.

/s/ Ernst & Young LLP

New York, New York
May 29, 2009